Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 12, 2013 (this “Agreement”), is by and between LIN TV Corp., a Delaware corporation (“LIN TV”), and LIN Media LLC, a Delaware limited liability company and wholly-owned subsidiary of LIN TV (“LIN Media”).  LIN TV and LIN Media may each be referred to in this Agreement as a “Party” and together, the “Parties.”

WHEREAS, LIN TV desires to adopt a plan of reorganization in which it will change its form of organization into a limited liability company structure by merging with, and into, LIN Media, its wholly-owned subsidiary, with LIN Media being the surviving entity after such transaction;

WHEREAS, such plan of reorganization, as more fully described herein, contemplates, among other things, that shares of each class of common stock of LIN TV issued and outstanding immediately prior to the Effective Time (as defined in Section 1.03) will be converted into shares representing a corresponding class of limited liability company interests in LIN Media, in each case pursuant to the terms of this Agreement;

WHEREAS, each of LIN TV, in its capacity as the sole member of LIN Media, and the board of directors of LIN TV has determined that the Merger (as defined in Section 1.01) is advisable and in the best interests of each of LIN TV and LIN Media and has approved and declared advisable this Agreement and the transactions contemplated herein, on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, this Agreement is intended to constitute a plan of complete liquidation of LIN TV and the Merger (as defined in Section 1.01) is intended to constitute a liquidation of LIN TV under Section 336 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, and intending to be legally bound, LIN TV and LIN Media agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.01.                         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”), at the Effective Time, LIN TV shall be merged with and into LIN Media (the “Merger”) and the separate corporate existence of LIN TV shall cease, and LIN Media shall be the surviving entity in the Merger (sometimes referred to herein as the “Surviving Company”).

Section 1.02.                         The Closing.  Subject to the terms and conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at such time, date and place as the Parties may agree but in no event shall the Closing occur prior to the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).  The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.03.                         Effective Time. Subject to the terms and conditions set forth in this Agreement, LIN Media shall, promptly following the Closing but at such time as it deems advisable, file with the Secretary of State of the State of Delaware a certificate of merger for the Merger, executed in accordance with the relevant provisions of the DGCL and the DLLCA (the “Certificate of Merger”) and shall make all other filings or recordings required by Delaware law in connection with the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the Parties to this Agreement and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04.                         Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the DGCL and the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of LIN TV shall vest in, and all debts, liabilities and duties of LIN TV shall become the debts, liabilities and duties of, LIN Media, as the Surviving Company.

Section 1.05.                         Organizational Documents of the Surviving Company.

(a)                                 The certificate of formation of LIN Media, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company from and after the Effective Time, and thereafter may be amended as provided therein or by applicable law (the “Surviving Company Certificate”).

(b)                                 The limited liability company agreement of LIN Media, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company from and after the Effective Time, and thereafter may be amended as provided therein or by applicable law (the “Surviving Company LLC Agreement”).

Section 1.06.                         Directors and Officers of Surviving Company.

(a)                                 Each of the Parties hereto shall take all necessary action to cause the directors serving on the board of directors of LIN TV immediately prior to the Effective Time to be the directors on the Surviving Company’s board of directors immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Company LLC Agreement.

(b)                                 The officers of LIN TV immediately prior to the Effective Time shall be the officers of the Surviving Company until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Company LLC Agreement.

ARTICLE II

EFFECT ON CAPITAL STOCK AND INCENTIVE PLANS

Section 2.01.                         Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the holder of any share of LIN TV Capital Stock (as defined below) or the holder of any share of LIN Capital Equity (as defined below), as the case may be, the following shall occur:

(a)                                 Class A Common Stock.  Each share of Class A common stock, par value $0.01 per share, of LIN TV (the “LIN TV Class A Shares”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into one validly issued Class A common share representing limited liability company interests in LIN Media (the “LIN Media Class A Shares”).  From and after the Effective Time, (i) all certificates representing the LIN TV Class A Shares (other than those representing Dissenting Shares) shall be deemed for all purposes to represent the number of LIN Media Class A Shares into which the LIN TV Class A Shares they previously represented were converted in accordance with the immediately preceding sentence and (ii) each holder of LIN TV Class A Shares (other than Dissenting Stockholders) shall be automatically admitted to LIN Media as a member of LIN Media.

(b)                                 Class B Common Stock.  Each share of Class B common stock, par value $0.01 per share, of LIN TV (the “LIN TV Class B Shares”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into one validly issued Class B common share representing limited liability company interests in LIN Media (the “LIN Media Class B Shares”).  From and after the Effective Time, (i) all certificates representing the LIN TV Class B Shares (other than Dissenting Stockholders) shall be deemed for all purposes to represent the number of LIN Media Class B Shares into which the LIN TV Class B Shares they previously represented were converted in accordance with the immediately preceding sentence and (ii) each holder of LIN TV Class B Shares (other than Dissenting Stockholders) shall be automatically admitted to LIN Media as a member of LIN Media.

(c)                                  Class C Common Stock.  Each share of Class C common stock, par value $0.01 per share, of LIN TV (the “LIN TV Class C Shares” and together with the LIN TV Class A Shares and LIN TV Class B Shares, the “LIN TV Capital Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into one validly issued Class C common share representing limited liability company interests in LIN Media (the “LIN Media Class C Shares” and together with the LIN Media Class A Shares and LIN Media Class B Shares, the “LIN Media Capital Equity”).  From and after the Effective Time, (i) all certificates representing the LIN TV Class C Shares (other than Dissenting Stockholders) shall be deemed for all purposes to represent the number of LIN Media Class C Shares into which the LIN TV Class C Shares they previously represented were converted in accordance with the immediately preceding sentence  and (ii) each holder of LIN TV Class C Shares (other than Dissenting Stockholders) shall be automatically admitted to LIN Media as a member of LIN Media.   The LIN Media Capital Equity into which the LIN TV Capital Stock is converted into pursuant to Sections 2.01(a)-(c) shall be referred to herein as the “Merger Consideration.”

(d)                                 LIN TV Treasury Stock.  Any shares of LIN TV Capital Stock that are owned by LIN TV as treasury stock shall be automatically converted without any consideration into shares representing a corresponding class of LIN Media Capital Equity, including, for the avoidance of doubt, shares of LIN TV Capital Stock held in trust or otherwise set aside from shares held in LIN TV’s treasury pursuant to or in respect of the Incentive Plans (as defined below).

(e)                                  LIN Media Interests.  Each share of LIN Media representing limited liability company interest in LIN Media (“LIN Media Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of LIN Media or the holder of such LIN Media Shares, cease to be outstanding, shall be automatically canceled and retired, and each person or entity that was a member of LIN Media immediately prior to the Effective Time shall, by virtue of the Merger, automatically cease to be a member of LIN Media.  Any consideration paid by a member of LIN Media prior to the Effective Time for any LIN Media Shares shall be returned to such member in connection with the cancelation and retirement of such LIN Media Shares.

(f)                                   Certificates.

(i)                                     Certificates. As of the Effective Time, all outstanding shares of LIN TV Capital Stock shall no longer be outstanding and shall automatically be converted as described above, and, subject to Section 2.01(g), each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented shares of LIN TV Capital Stock shall cease to have any rights with respect to such shares, except (A) with respect to any Dissenting Shares, (B) as otherwise provided by applicable law and (C) any dividends or other distributions to which such holder is entitled to prior to the Effective Time, without any interest thereon.

(ii)                                  No Exchange is Required.  Subject to Section 2.01(g), each outstanding certificate (or evidence of shares in book-entry form) representing shares of LIN TV Capital Stock shall be deemed for all purposes, from and after the Effective Time, to represent the same number of shares of such class of LIN Media Capital Equity into which the LIN TV Shares they previously represented were converted in the Merger pursuant to Sections 2.01(a)-(c), as applicable. Holders of such outstanding certificates shall not be asked to surrender them for cancellation in connection with the Merger. Subject to Section 2.01(g), the registered owner on the books and records of LIN TV immediately prior to the Merger of all such outstanding certificates (or evidence of shares in book-entry form) shall have and be entitled to exercise all voting and other rights, if any, with respect to, and to receive dividends and other distributions upon the shares of, such class of LIN Media Capital Equity represented by such outstanding certificates (or evidence of shares in book-entry form) after the Effective Time. If, after the Effective Time, certificates representing shares of LIN TV Capital Stock are presented to LIN Media, or its designated transfer agent, such certificates shall be canceled and exchanged for certificates (or evidence of shares in book-entry form) representing shares of the applicable class of LIN Media Capital Equity.

(g)                                  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, any shares of LIN TV Capital Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted or consented in writing to adopt this Agreement and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (such stockholders, the “Dissenting Stockholders” and such shares of LIN TV Capital Stock, the “Dissenting Shares”), shall not be converted into the Merger Consideration, but instead shall be cancelled and Dissenting Stockholders shall cease to have any rights with respect to such Dissenting Shares other than the right to be paid the fair value of such Dissenting Shares as may be granted pursuant to Section 262 of the DGCL, unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn his demand or his lost rights to appraisal under the DGCL.  If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect, or shall have effectively withdrawn his demand or lost his rights to appraisal under the DGCL, (i) such Dissenting Stockholder’s shares shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder’s shares shall thereupon be deemed to have been converted into, as of the Effective Time, the Merger Consideration in accordance with Sections 2.01(a)-(c), as applicable, and any dividends or other distributions to which such holder is entitled, without any interest thereon and (ii) such Dissenting Stockholder shall cease to be Dissenting Stockholder, shares of LIN TV Capital Stock owned by such person shall cease to be Dissenting Shares and such person shall be automatically admitted to LIN Media as a member of LIN Media.

(h)                                 No Fractional Shares.  No shares, certificates or scrip representing fractional shares of LIN Media Capital Equity shall be issued as a result of the Merger.

(i)                                     No Further Transfers.  From and after the Effective Time, there shall be no further registration of transfers of shares of LIN TV Capital Stock.

Section 2.02.                         Incentive Plans.

(a)                                 At the Effective Time, each option to purchase a LIN TV Class A Share that is outstanding immediately prior to the Effective Time, whether vested or unvested, that was granted under (i) the Amended and Restated 2002 Stock Plan (the “2002 Plan”), (ii) the Third Amended and Restated 2002 Non-Employee Director Stock Plan (the “2002 Director Plan”) or (iii) the Ranger Equity Holdings Corporation 1998 Stock Option Plan (the “1998 Plan” and together with the 2002 Plan and the 2002 Director Plan, the “Incentive Plans”) (each, a “LIN TV Option”) shall be adjusted to provide that such LIN TV Option shall cease to represent an option to acquire LIN TV Class A Shares and shall be deemed to constitute an option to purchase, on the same terms and conditions as were applicable under such LIN TV Option, LIN Media Class A Shares, and LIN Media shall assume each such LIN TV Option (hereinafter, “Assumed Option”); provided, however, that (i) the number of LIN Media Class A Shares purchasable upon exercise of such Assumed Option shall be equal to the number of shares of LIN TV Class A Shares that were purchasable under such LIN TV Option immediately prior to the Effective Time and (ii) the per share exercise price under such Assumed Option shall be equal to the per share exercise price under the LIN TV Option to which the Assumed Option relates.

(b)                                 At the Effective Time, each Restricted Stock Award (as defined below) shall be converted into a restricted stock award denominated in LIN Media Class A Shares, subject to a risk of forfeiture to, or right of repurchase by, LIN Media, with the same terms and conditions as were applicable under such Restricted Stock Award, and LIN Media shall assume each such Restricted Stock Award (hereinafter, “Assumed Restricted Stock Award”); provided, however, that the number of LIN Media Class A Shares subject to such Assumed Restricted Stock Award shall be equal to the number of LIN TV Class A Shares that were subject to such Restricted Stock Award immediately prior to the Effective Time.  For purposes of this Agreement, “Restricted Stock Award” means each award of LIN TV Class A Shares that is issued under the Incentive Plans or otherwise to the extent such LIN TV Class A Shares are, immediately prior to the Effective Time, subject to any risk of forfeiture to, or right of repurchase by, LIN TV.

(c)                                  Prior to the Effective Time, LIN TV shall take all actions necessary so that (i) participation in the Amended and Restated 2010 Employee Stock Purchase Plan (the “ESPP”) shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) the ESPP shall cease to be effective and shall be suspended, effective upon the earlier of the first purchase date following the date of this Agreement and the last business day before the Effective Time, but subsequent to the exercise of such purchase rights  (in accordance with the terms of the ESPP) on such purchase date or on such last business day before the Effective Time, as applicable, and (v) the ESPP shall terminate effective as of the Effective Time.

ARTICLE III

PREPARATION OF REGISTRATION STATEMENT AND PROXY STATEMENT;
STOCKHOLDER MEETING.

Section 3.01.                         As soon as practicable following the date of this Agreement, the Parties shall prepare and file with the U.S. Securities and Exchange Commission (“SEC”) (i) a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) necessary to solicit the affirmative vote (in person or by proxy) of the holders of the requisite number of outstanding shares of LIN TV Capital Stock as required by applicable law and the governance documents of LIN TV at the LIN TV Stockholders Meeting (as defined below) or any adjournment or postponement thereof to obtain the LIN TV Stockholder Approval (as defined below) and (ii) the registration statement to be filed by LIN Media in connection with the issuance of shares of LIN Media Capital Equity (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement will be included as a prospectus.  Each of the Parties shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the Merger.  LIN TV shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of LIN TV as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  The Proxy Statement will include information that complies with Section 262(d)(2) of the DGCL notifying the holders of LIN TV Capital Stock of the availability of appraisal rights in the Merger.

Section 3.02.        The Parties shall use their commercially reasonable efforts to cause the LIN Media Class A Shares to be issued pursuant to the Merger to be approved for listing (subject, if applicable, to notice of issuance) for trading on the New York Stock Exchange (“NYSE”) prior to the Closing.

Section 3.03.        LIN TV shall, as soon as practicable following the date of this Agreement and in accordance with applicable law, establish a record date for persons entitled to notice of, and to vote at, duly call, give notice of, convene and hold a special meeting of its stockholders (the “LIN TV Stockholders Meeting”) solely for the purpose of obtaining the LIN TV Stockholder Approval.  LIN TV shall, through its board of directors and subject to the board’s fiduciary duties, recommend to its stockholders adoption of this Agreement and the consummation of the transactions contemplated herein (the “Company Board Recommendation”).  Unless the LIN TV board of directors has changed the Company Board Recommendation, the Proxy Statement shall include a copy of the Company Board Recommendation.  Notwithstanding anything in this Agreement to the contrary, LIN TV may postpone or adjourn the LIN TV Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the LIN TV Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure, which LIN TV has determined after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of LIN TV prior to the LIN TV Stockholders Meeting.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LIN TV

LIN  TV represents and warrants to LIN Media as follows:

Section 4.01.        Organization, Standing, and Power. LIN TV is duly incorporated, validly existing and, subject to receipt of the LIN TV Stockholder Approval, in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

Section 4.02.        Capitalization.

(a)           The authorized capital stock of LIN TV consists of     (i) 100,000,000 LIN TV Class A Shares, (ii) 50,000,000 LIN TV Class B Shares, (iii) 50,000,000 LIN TV Class C Shares and (iv) 5,000,000 shares of preferred stock, in each case, par value $0.01 per share.

(b)           At the close of business on February 11, 2013, (i) (A) 35,709,716 shares of LIN TV Class A Shares (which number includes 2,289,685 shares of LIN TV Class A Shares which are Restricted Stock), (B) 23,401,726 shares of LIN TV Class B Shares, (C) two (2) shares of LIN TV Class C Shares and (D) no shares of preferred stock were issued or outstanding, (ii) 4,947,659 shares of LIN TV Class A Shares, no shares of LIN TV Class B Shares and no shares of LIN TV Class C Shares were held by LIN TV in its treasury, (iii) 4,438,980 shares of LIN TV Class A Shares were reserved for issuance under the Incentive Plans and (iv) 4,875,182 shares of LIN TV Class A Shares were subject to outstanding LIN TV Options granted under the Incentive Plans. All outstanding shares of LIN TV Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 4.03.        Authority; Execution and Delivery; Enforceability.

(a)           LIN TV has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger. LIN TV’s execution and delivery of this Agreement and consummation of the Merger have been duly authorized by all necessary corporate action on the part of LIN TV, subject to receipt of the LIN TV Stockholders Approval.  LIN TV has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)           The board of directors of LIN TV has duly adopted resolutions (i) approving, adopting and declaring advisable this Agreement; (ii) determining that entering into this Agreement is in the best interests of LIN TV and its stockholders; and (iii) recommending that the stockholders of LIN TV approve and adopt this Agreement.

(c)           The only vote of holders of any class of LIN TV Capital Stock necessary to approve and adopt this Agreement is the affirmative vote of (i) a majority of the votes entitled to be cast by holders of LIN TV Class A Shares and LIN TV Class C Shares entitled to vote at the meeting, voting together as a single class, and (ii) the affirmative vote of a majority of the shares of LIN TV Class B Shares voting as a separate class, in each case, outstanding as of the record date (the “LIN TV Stockholder Approval”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LIN MEDIA

LIN Media represents and warrants to LIN TV as follows:

Section 5.01.        Organization, Standing, and Power. LIN Media is duly formed, validly existing and in good standing under the laws of the State of Delaware. Since the date of its formation, LIN Media has not carried on any business or conducted any operations other than the execution of this Agreement and the performance of its obligations hereunder and matters ancillary thereto.

Section 5.02.        Capitalization.  LIN Media has the authority to issue unlimited LIN Media Shares.  At the close of business on February 11, 2013, one (1) LIN Media Share was validly issued and outstanding.  Immediately prior to the Effective Time, the authorized classes and amount of shares representing limited liability company interests in LIN Media will be amended as necessary in order to effect the conversion of LIN TV Capital Stock into LIN Media Capital Equity as described in Article II.

Section 5.03.        Authority; Execution and Delivery; Enforceability. LIN Media has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Merger. LIN Media’s execution and delivery of this Agreement and consummation of the Merger have been duly authorized by all necessary limited liability company action on the part of LIN Media. LIN Media has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01.        The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions at or prior to the Closing Date:

(a)           LIN TV Stockholder Approval. The LIN TV Stockholder Approval shall have been obtained in accordance with applicable law and the governing documents of LIN TV.

(b)           NYSE Listing.  The LIN Media Class A Shares issuable to holders of LIN TV Class A Shares pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c)           Registration Statement.  The Registration Statement to be filed with the SEC by LIN Media in connection with the Merger shall have become effective under the Securities Act, and shall not be the subject of any stop order or the initiation of any proceeding seeking a stop order.

(d)           No Injunctions or Restraints. No law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

(e)           Approvals and Consents.  LIN TV and LIN Media shall have received all governmental approvals and third party consents to the Merger and other transactions as are deemed necessary by LIN TV and LIN Media in order to effect the Merger, except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of LIN TV, LIN Media and their subsidiaries taken as a whole.

ARTICLE VII

TERMINATION; AMENDMENT

Section 7.01.        Termination; Effect of Termination.

(a)           To the fullest extent permitted by applicable law, this Agreement may be terminated, and the Merger herein provided for may be abandoned, by mutual consent of the board of directors of LIN TV and the sole member of LIN Media at any time prior to the Effective Time, notwithstanding any approval of this Agreement by the stockholders of LIN TV or the member of LIN Media.

(b)           In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, this Agreement shall forthwith become null and void and have no effect and no Party hereto (or any of its directors, members, stockholders or officers) shall have any liability or further obligation to any other party to this Agreement.

Section 7.02.        Amendment. To the fullest extent permitted by applicable law, this Agreement may be amended by the Parties hereto at any time prior to the Effective Time, notwithstanding any approval of this Agreement by the stockholders of LIN TV or the member of LIN Media. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01.        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State (and regardless of the laws that might otherwise govern under applicable principles of conflict of law).

Section 8.02.        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.03.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 8.04.        Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the Merger, and, other than as provided in Sections 8.05 and 8.07, is not intended to, and does not, confer upon any person other than the Parties any rights or remedies.

Section 8.05.        Non-Recourse.  All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any other document, certificate or instrument delivered pursuant hereto, or the negotiation, execution, performance or non-performance of this Agreement or any other document, certificate or instrument delivered pursuant hereto (including any representation or warranty made in or in connection with this Agreement or any other document, certificate or instrument delivered pursuant hereto or as an inducement to enter into this Agreement and the other documents delivered pursuant hereto) may be made only against the persons that are expressly identified as Parties hereto or thereto.  In no event shall any named Party to this Agreement or the other documents delivered pursuant hereto have any shared or vicarious liability for the actions or omissions of any other person.  No person who is not a named party to this Agreement or the other documents delivered pursuant hereto, including without limitation any director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any other document, certificate or instrument delivered pursuant hereto or for any claim based on, in respect of, or by reason of this Agreement or any other document, certificate or instrument delivered pursuant hereto or its negotiation or execution; and each Party hereto or thereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.  The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 8.05.

Section 8.06.        Assignment. To the fullest extent permitted by law, this Agreement shall not be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party.  Subject to Sections 8.05 and 8.07, this Agreement shall be solely binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

Section 8.07.        Indemnification.

(a)           From and after the Effective Time, LIN Media shall, to the fullest extent permitted by law, (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the governance documents of LIN TV and any of its subsidiaries immediately prior to the Effective Time.  Any right of indemnification of, or advancement of expenses to, an Indemnified Person pursuant to this Section 8.07 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(b)           For purposes of this Section 8.07, “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of LIN TV or any of its subsidiaries, in such capacity, and also with respect to any such person, in their capacity as a director, officer, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with LIN TV) serving at the request of or on behalf of LIN TV or any of its subsidiaries and together with such person’s heirs, executor or administrators and “Proceeding” shall mean claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action in any manner related to, or brought in connection with, the transactions contemplated by this Agreement.  The Parties acknowledge and agree that the Indemnified Parties are intended third-party beneficiaries of this Section 8.07.

Section 8.08.        Filings.  LIN TV shall make all required filing with the appropriate taxing authorities in connection with this Agreement and the Merger, including, without limitation, the filing of Form 966 with the Internal Revenue Service.

[signature page follows]

IN WITNESS WHEREOF, this Agreement is hereby executed on behalf of the Parties and caused to be duly delivered on their behalf on the day and year first written above.

LIN TV CORP.

By:	/s/ Richard Schmaeling
	Name:	Richard Schmaeling
	Title:	Senior Vice President and Chief Financial Officer

LIN MEDIA LLC

By:	/s/ Richard Schmaeling
	Name:	Richard Schmaeling
	Title:	Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER